francesca's Reports First Fiscal Quarter 2013 Financial Results

•	Net sales increased 29% to $79.0 million

•	Comparable sales increased 2%

•	Adjusted diluted earnings per share increased 24% to $0.26

HOUSTON, June 5, 2013 (GLOBE NEWSWIRE) -- Francesca's Holdings Corporation (Nasdaq:FRAN) today reported net income for the first quarter of 2013 of $10.9 million or $0.24 per diluted share, compared to net income for the first quarter of 2012 of $8.7 million, or $0.20 per diluted share. Adjusted net income for the first quarter of 2013 was $11.5 million, or $0.26 per diluted share, excluding $0.6 million net of tax charges related to a secondary equity offering, compared to adjusted net income for the first quarter of 2012 of $9.2M, or $0.21, excluding $0.5 million net of tax charges related to a secondary equity offering.

Neill Davis, Chief Executive Officer, commented, "We delivered on our earnings expectations as well as several strategic goals in the first quarter. We opened 56 new boutiques increasing our market presence to 416 boutiques, achieved record direct-to-consumer sales now representing 2.1% of total Company sales for the quarter, and successfully completed the rollout of our new point-of-sale system in our boutiques. Our continued execution on key growth initiatives combined with our differentiated business model and unique brand experience position us well for long term growth."

FIRST QUARTER SUMMARY

Net sales for the thirteen weeks increased 29% to $79.0 million driven by 56 new boutique openings in the first quarter. Sales growth rates were strongest in jewelry and accessories, outpacing increases in clothing and gifts.

Comparable sales, including direct-to-consumer sales, increased 2% on top of a 16% increase in the prior year quarter. Direct-to-consumer achieved record sales with a 97% increase over the prior year quarter driven by increases in traffic, conversion rates, and average transaction values. Comparable sales, excluding direct-to-consumer sales, were flat to the prior year quarter and below the Company's expectations of an increase in the range of 4% to 5%. The decrease was driven by lower than expected transactions as a reflection of the unseasonable weather conditions that persisted throughout the quarter.

Gross profit, as a percentage of net sales, was 52.4% compared to 53.1% in the prior year quarter, resulting from lower merchandise margins due to higher levels of promotions compared to the prior year quarter.

Selling, general and administrative (SG&A) expenses excluding $0.6 million in charges related to a secondary equity offering increased 31% to $22.8 million or 28.8% of net sales compared to the prior year quarter, excluding $0.5 million in charges related to a secondary equity offering, of $17.4 million or 28.4% of sales. The increase was principally due to operating additional boutiques and infrastructure investments to support the larger boutique base and direct-to-consumer sales growth.

Adjusted income from operations for the quarter increased 23% to $18.6 million or 23.5% of net sales compared to $15.1 million or 24.7% of net sales in the prior year quarter.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at quarter end were $33.8 million compared to $8.2 million at the prior year quarter end, and $29.9 million at the end of fiscal 2012. The Company had no long-term debt at the end of the quarter compared to $12.0M at the end of the prior year quarter.

Total inventories, excluding reserves, increased 28% over the prior year quarter and was in-line with net sales growth.

SECOND FISCAL QUARTER AND FULL FISCAL YEAR 2013 GUIDANCE

For the second quarter ending August 3, 2013, net sales are expected to be between $94.5 million and $95.5 million assuming a 1% to 2% increase in comparable sales including direct-to-consumer on top of the prior year comparable sales increase of 21% and the opening of approximately 21 additional new boutiques. Earnings per diluted share are expected to be in the range of $0.35 to $0.36, an increase of 21% to 24% over the prior year adjusted diluted earnings per share of $0.29, excluding $0.2 million net of tax related to stock option acceleration.

For the full year ending February 1, 2014, net sales are expected to be in the range of $365.0 million to $370.0 million assuming a 4% to 5% increase in comparable sales including direct-to-consumer and the opening of 85 new boutiques. Adjusted diluted earnings per share are expected to be in the range of $1.27 to $1.30. This is an increase of 22% to 25% over the 52- week prior year adjusted diluted earnings per share of $1.04 which excludes$0.5 million net of tax charge related to a secondary equity offering, $0.2 million net of tax charge related to stock option acceleration, $0.2 million net of tax charge related to the relocation of our headquarters and distribution facilities, and an approximate $0.03 of diluted earnings per share impact from the 53rd week. The number of diluted average shares outstanding is expected to be 44.9 million for both the second quarter and full year. The effective tax rate is estimated to be 39.3% for the second quarter and the full year. Capital expenditures are planned in a range of $22.0 to $25.0 million.

Conference Call Information

A conference call to discuss first quarter 2013 results is scheduled for June 5, 2013, at 4:30 p.m. EDT. A live web cast of the conference call will be available in the investor relations section of the Company's website, www.francescas.com. In addition, a replay of the call will be available after the call and remain available until July 5, 2013. To access the telephone replay, listeners should dial (877) 870-5176. The access code for the replay is 5635323. A replay of the web cast will also be available shortly after the call and will remain on the website for ninety days.

SEC Regulation G — Non-GAAP Information

This press release includes non-GAAP adjusted selling, general and administrative expenses, adjusted income from operations, adjusted net income and adjusted diluted earnings per share, each a non-GAAP financial measure. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text above. We believe that these non-GAAP financial measures not only provide our management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business and facilitate a meaningful evaluation of our quarterly and fiscal year 2013 diluted earnings per share and actual results on a comparable basis with our quarterly and fiscal year 2012 results. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2013. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About Francesca's Holdings Corporation

francesca's(R) is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's(R) operates 429 boutiques in 44 states and also serves its customers through francescas.com. For additional information on francesca's(R), please visit www.francescas.com.

CONTACT: Investors	Investors	Company
	ICR, Inc.	Randi Sonenshein, Vice President,
	Jean Fontana	Finance and Investor Relations
	646-277-1214	832-494-2250

Francesca's Holdings Corporation
Consolidated Statements of Operations

	Thirteen Weeks Ended
	May 4, 2013		April 28, 2012		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
	(In thousands except per share data)
Net sales	$78,987	100.0%	$61,322	100.0%	$17,665	29%	0.0%
Cost of goods sold and occupancy costs	37,615	47.6%	28,779	46.9%	8,836	31%	0.7%
Gross profit	41,372	52.4%	32,543	53.1%	8,829	27%	(0.7)%
Selling, general and administrative expenses	23,351	29.6%	17,885	29.2%	5,466	31%	0.4%
Income from operations	18,021	22.8%	14,658	23.9%	3,363	23%	(1.1)%
Interest expense	(116)	(0.1)%	(255)	(0.4)%	139	(55)%	0.3%
Other income	83	0.1%	37	0.1%	46	124%	0.0%
Income before income tax expense	17,988	22.8%	14,440	23.5%	3,548	25%	(0.7)%
Income tax expense	7,051	8.9%	5,698	9.3%	1,353	24%	(0.4)%
Net income	$10,937	13.8%	$8,742	14.3%	$2,195	25%	(0.5)%

Diluted earnings (loss) per common share	$0.24		$0.20
Weighted average diluted shares outstanding:	44,880		44,702
Comparable sales change	2%		16%

(1) Percentage totals in the above table may not equal the sum of the components due to rounding.

Francesca's Holdings Corporation Consolidated Balance Sheets (In thousands)

	May 4, 2013	February 2, 2013	April 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$33,763	$29,877	$8,221
Accounts receivable	7,645	2,504	6,479
Inventories	23,330	19,049	17,642
Deferred income taxes	3,567	3,506	2,456
Prepaid expenses and other current assets	4,772	4,749	3,248
Total current assets	73,077	59,685	38,046
Property and equipment, net	55,729	49,559	38,205
Deferred income taxes	2,893	2,357	2,200
Other assets, net	1,383	1,573	2,069

TOTAL ASSETS	$133,082	$113,174	$80,520

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$8,623	$8,358	$10,077
Accrued liabilities	14,010	10,667	11,458
Total current liabilities	22,633	19,025	21,535
Deferred and accrued rents	26,151	22,092	19,245
Long-term debt	—	—	12,000
Total liabilities	48,784	41,117	52,780

Commitments and contingencies

Stockholders' equity:
Common stock -- $.01 par value, 80.0 million shares authorized; 44.0 million shares issued and outstanding atMay 4, 2013; 43.9 million shares issued and outstanding at February 2, 2013; 43.6 million shares issued and outstanding at April 28, 2012.	440	439	436
Additional paid-in capital	86,464	85,161	79,166
Accumulated deficit	(2,606)	(13,543)	(51,862)
Total stockholders' equity	84,298	72,057	27,740

Total liabilities and stockholders' equity	$133,082	$113,174	$80,520

Francesca's Holdings Corporation
Consolidated Statements of Cash flows
(In thousands)

	Thirteen Weeks Ended
	May 4, 2013	April 28, 2012
Cash Flows From Operating Activities:
Net income	$10,937	$8,742
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	2,237	1,607
Stock-based compensation expense	990	734
Excess tax benefit from stock-based compensation	(2,373)	(1,014)
Loss on sale of assets	110	7
Amortization of debt issuance costs	73	73
Deferred income taxes	(597)	(1,352)
Changes in assets and liabilities:
Accounts receivable	(5,141)	(4,045)
Inventories	(4,281)	(3,180)
Prepaid expenses and other assets	93	(245)
Accounts payable	265	1,172
Accrued liabilities	5,717	2,579
Deferred and accrued rents	4,059	4,355
Net cash provided by operating activities	12,089	9,433

Cash Flows Used in Investing Activities:
Purchase of property and equipment	(8,517)	(6,620)
Net cash used in investing activities	(8,517)	(6,620)

Cash Flows Provided by (Used in) Financing Activities:
Repayments of borrowings under the revolving credit facility	—	(10,000)
Proceeds from the exercise of stock options	221	348
Taxes paid related to net settlement of equity awards	(2,280)	—
Excess tax benefit from stock-based compensation	2,373	1,014
Net cash provided by (used in) financing activities	314	(8,638)

Net increase (decrease) in cash and cash equivalents	3,886	(5,825)
Cash and cash equivalents, beginning of year	29,877	14,046
Cash and cash equivalents, end of period	$33,763	$8,221

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$2,372	$4,661
Interest paid	$40	$210